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                                                                      EXHIBIT 99

             Caterpillar, ASV, Complete Stock Purchase Transaction

          Companies announce plans to develop a new line of machines to revolutionize the skid steer loader industry

         Grand Rapids, MN (October 31, 2000) - Caterpillar Inc. and A.S.V., Inc. (Nasdaq ASVI) have completed a Securities Purchase Agreement in which Caterpillar has purchased 500,000 newly issued shares of ASV Common Stock at $18 per share for a total of $9 million. Caterpillar has increased its ownership in ASV to about 15 percent.

         The two companies also announced the signing of an alliance agreement in which they plan to jointly develop and manufacture a revolutionary new product line of Caterpillar rubber track skid steer loaders called Multi-Terrain Loaders. The product line, which is expected to include five new models, will feature Caterpillar's patented skid steer loader technology and ASV's patent-pending Maximum Traction Support System(TM) rubber track undercarriage. The machines will complement existing models in both ASV's and Caterpillar's current product lines. They will be sold through the Caterpillar dealer network.

         "This is a significant moment in the history of our company and our technology," said ASV President Gary Lemke. "The combination of proven technologies from each of our companies will result in a revolutionary new line of products that will provide greater value to customers in the construction, landscaping, industrial and agricultural industries worldwide."

         Under the terms of this alliance agreement, ASV will use a portion of the stock sale proceeds to fund development of the new models. The first two models are expected to be introduced to a limited number of North American Caterpillar dealers in the second quarter of 2001.

         The new machines will be assembled in Sanford, N.C., at Caterpillar's skid steer loader facility. The undercarriages will be manufactured at ASV headquarters in Grand Rapids, Minnesota.

         In addition, Caterpillar announced that it will introduce larger skid steer loader models next year featuring greater lift, reach and operating capacity. "When the model line expansion is complete, Caterpillar will offer customers a choice of 15 highly differentiated models of skid steer loaders that will firmly establish Caterpillar as the technology leader in this rapidly growing business," said Donald M. Ings, Caterpillar vice president with responsibility for the company's Building Construction Products Division.

         These new agreements are in addition to previous agreements entered into by the two companies. Those agreements provided ASV access to the Cat dealer network to distribute its Posi-Track(TM) products. Under these agreements, Caterpillar purchased one million shares of ASV common stock and a warrant to acquire approximately ten million shares of ASV's common stock. The shares of common stock owned by Caterpillar, together with the warrant shares, if exercised completely, would provide Caterpillar a majority ownership in ASV.
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         Caterpillar Inc. is the world's leading manufacturer of construction and mining equipment, diesel and natural gas engines and industrial gas turbines. Headquartered in Peoria, Illinois, the company posted 1999 sales and revenues of U.S. $19.7 billion.

         ASV designs, manufactures and sells all-season, track-drive vehicles and related accessories and attachments. With its patent-pending Maximum Traction and Support System undercarriage, ASV leads all rubber-tracked, all-purpose crawlers in technology and innovation. ASV's line of rubber-tracked machines traverse nearly any terrain with minimal damage to the ground, making it effective in industries such as construction, landscaping and agriculture.

         To learn more about Caterpillar, visit the company's web site at www.cat.com.
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         To learn more about ASV, Inc. and its line of rubber-tracked machines, visit the Company's web site at www.posi-track.com. For additional financial
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information about ASV, Inc., visit www.nasdaq.com.
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         ASV will conduct a live webcast at 9:30 a.m. Eastern time Nov. 1 to discuss details of the alliance. Interested parties may listen to the call via the Internet at http://www.vcall.com. Listeners should go to the website at
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least thirty minutes before the webcast to register for the call and download and install any necessary audio software. There is no charge to access the webcast. For those unable to attend the live broadcast, a replay will be available beginning approximately two hours after the event for 90 days.

For more information:

Marsha Hausser
Caterpillar Inc.
(309) 675-1307
hausser_marsha_m@cat.com
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Jay Lemke
Carmichael Lynch Spong
(612) 334-6029
jlemke@clynch.com
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         Note: The statements contained in this release regarding ASV's plans to jointly develop and manufacture rubber-tracked machines with Caterpillar, including the number of models to be developed, the timing of their planned introduction, and ASV's intended use of the proceeds from the sale of shares to Caterpillar are forward-looking statements based on current expectations and assumptions, and entail various risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. Certain factors may effect whether these machines are ultimately produced including the parties' ability to successfully jointly manufacture the machines, unanticipated delays, costs or other difficulties in the development or manufacture of the machines, market acceptance of the new machines, general market conditions, corporate developments at ASV or Caterpillar and ASV's ability to realize the anticipated benefits from its relationship with Caterpillar and its dealers, could cause actual results to differ materially from those anticipated in such forward-looking statements. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to, its report on Form 10-Q for the six months ended June 30, 1999.